Exhibit 99.8

CONSENT OF OPPORTUNE PARTNERS LLC

June 28, 2023

Board of Directors of FAST Acquisition Corp. II
109 Old Branchville Road
Ridgefield, CT 06877

RE:	Preliminary Proxy Statement of FAST Acquisition Corp. II (“FAST II”) and Preliminary Prospectus of Falcon’s Beyond Global, Inc. (“Falcon’s”) which forms part of the Registration Statement on Amendment No. 2 to Form S-4 of Falcon’s (the “Registration Statement”).

Dear Members of the Board of Directors:

Reference is made to our written opinion, dated July 11, 2022, and updated written opinion, dated February 3, 2023 (together, the “opinions”), to the Board of Directors (the “Board”) of FAST II. We understand that FAST II has determined to include our opinions in the Preliminary Proxy Statement of FAST II / Prospectus of Falcon’s (the “Proxy Statement/Prospectus”) included in the above referenced Registration Statement.

Our opinions were provided for the Board (in its capacity as such) in connection with its consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. In that regard, we hereby consent to the reference to our opinions in the Proxy Statement/Prospectus included in the Registration Statement filed with the Securities and Exchange Commission as of the date hereof under the captions “QUESTIONS AND ANSWERS,” “SUMMARY — Opinions of FAST II’s Financial Advisor,” “PROPOSAL NO. 1 – THE BUSINESS COMBINATION PROPOSAL —Background of the Business Combination,” “PROPOSAL NO. 1 – THE BUSINESS COMBINATION PROPOSAL — FAST II Board’s Reasons for Approval of the Business Combination,” “PROPOSAL NO. 1 – THE BUSINESS COMBINATION PROPOSAL — Opinions of FAST II’s Financial Advisor” and “PROPOSAL NO. 1 – THE BUSINESS COMBINATION PROPOSAL —Certain Projected Financial Information” and to the inclusion of our opinions as Annexes L and M to the Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that this consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement as of the date hereof and that our opinions are not to be filed with, included in or referred to in whole or in part in any other registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Daniel Kohl

OPPORTUNE PARTNERS LLC